Exhibit 3.3
                    CERTIFICATE OF AMENDMENT OF
               RESTATED CERTIFICATE OF INCORPORATION
                        OF ALZA CORPORATION


      ALZA Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Company (the "Board"), at a meeting held on September 11, 2000, duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and authorizing and directing the officers and directors of the Company to solicit the consent of the stockholders of the Company for consideration thereof.

      Therefore, the first paragraph of Article 4 of the Restated Certificate of Incorporation of the Company is hereby amended to read as follows:

     "4. The corporation is authorized to issue two classes of stock, which shall be known as Preferred Stock and Common Stock. The total number of shares of stock of all classes that this corporation is authorized to issue is 1,000,100,000. Each share of Preferred Stock of this corporation shall have a par value of $0.01 and each share of Common Stock of this corporation shall have a par value of $0.005. The total number of shares of Preferred Stock which this corporation is authorized to issue is 100,000. The total number of shares of Common Stock which this corporation is authorized to issue is 1,000,000,000. At the effective time of this Certificate of Amendment to the Restated Certificate of Incorporation, each of the issued and outstanding shares of Common Stock of the corporation shall be changed and converted into two (2) shares of Common Stock of the corporation."


      SECOND: That, thereafter, the necessary number of shares of the Company's capital stock, as required by the General Corporation Law of the State of Delaware, voted in favor of the foregoing amendment at a special meeting of the Company's stockholders held on October 31, 2000;

     THIRD:    That said amendment was duly adopted in accordance
with the provisions of Section 242 of the General Corporation Law of the State of Delaware; and

      FOURTH:    That  said amendment shall become  effective  on
November 1, 2000.


      IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by Peter D. Staple its Executive Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary, this 31st day of October, 2000.

                                   ALZA CORPORATION

                                   By:  /s/Peter D. Staple
                                        Peter D. Staple
                                   Its: Executive Vice President,
                                        Chief Administrative
                                        Officer, General Counsel
                                        and Assistant Secretary